UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 3, 2007

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey	08520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 3, 2007, NexMed, Inc. (the ‘‘Company”) and Vivian H. Liu entered into an employment agreement (the ‘‘Employment Agreement’’), setting forth the terms of Ms. Liu’s employment as President and Chief Executive Officer of the Company. The Board of Directors (the “Board”) of the Company had previously appointed Ms. Liu to serve as its President and Chief Executive Officer, effective on June 18, 2007, but the Company and Ms. Liu did not enter into any plan, contract or arrangement in connection with the appointment at that time and did not materially amend Ms. Liu’s then existing employment agreement with the Company in connection with the appointment. Ms. Liu’s employment under the terms of the Employment Agreement is retroactive to June 18, 2007, will continue until June 18, 2010, and will be renewed thereafter for successive one-year terms on each successive June 19th unless and until sooner terminated by either party upon at least sixty (60) days advance written notice that the terms of the Employment Agreement will not be automatically extended. The Employment Agreement supersedes and replaces Ms. Liu’s previous employment agreement with the Company, dated as of December 15, 2005.

Pursuant to the Employment Agreement, Ms. Liu’s annual base salary is $300,000 (the “Base Salary”). In addition, Ms. Liu will be eligible to participate in the Company’s plans and programs for retirement, life and health insurance, stock option and stock purchase, accidental death and dismemberment protection, and travel accident insurance, other plans and programs generally available to employees or executives, and vacation policy. Ms. Liu will also be eligible to receive an annual bonus in an amount not to exceed fifty percent (50%) of the Base Salary, in the sole discretion of the Board or the Compensation Committee of the Board.

Ms. Liu’s employment with the Company pursuant to the Employment Agreement is “at will,” and the Company may terminate Ms. Liu’s employment with or without “Cause” (as such term is defined in the Employment Agreement). The Employment Agreement provides, among other things, that if Ms. Liu is terminated by the Company without Cause or Ms. Liu resigns for “Good Reason,” including in the event of a “Change in Control” (as such terms are defined in the Employment Agreement), all of Ms. Liu’s outstanding but unvested stock options and outstanding but unvested restricted common stock of the Company as referenced in the Employment Agreement will vest immediately, and the Company is obligated to pay to Ms. Liu accrued but unpaid Base Salary, an amount equal to Ms. Liu’s applicable Base Salary over a 12-month period, and a pro-rata bonus, conditioned upon Ms. Liu signing a release in favor of the Company as provided in the Employment Agreement. Ms. Liu may terminate her employment at any time without Good Reason upon thirty (30) days advance notice to the Company.

In connection with, and initially vesting only upon execution of, the Employment Agreement, on August 24, 2007, Ms. Liu was granted 850,000 shares of the Company’s common stock, with 100,000 shares vesting on October 3, 2007, 250,000 shares on June 18, 2008, 250,000 shares on June 18, 2009 and 250,000 shares on June 18, 2010, assuming continuous and uninterrupted employment until such dates.

Ms. Liu’s employment is subject to the terms and conditions set forth in the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and the full text of which is incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1 Employment Agreement, dated October 3, 2007, by and between NexMed, Inc. and Vivian H. Liu.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

	By:	/s/ Mark Westgate

	Name:	Mark Westgate
	Title:	Vice President and
Chief Financial Officer
Date: October 8, 2007